                                                                   EXHIBIT 10.78

                              EMPLOYMENT AGREEMENT

[QLT INC. Logo]

    This Employment Agreement dated for reference October 9th, 2001.


BETWEEN:

          QLT INC., having an address of 887 Great Northern Way, Vancouver, British Columbia, V5T 4T5, Canada,

          ("QLT" or the "COMPANY")

AND:

          MICHAEL J. DOTY, having an address of 3 Molino Drive, Chatham, New Jersey, 07928, U.S.A.

          ("Employee's Name" or the "EMPLOYEE")

WHEREAS:

A. QLT is a world leader in the development and commercialization of proprietary pharmaceutical products for use in photodynamic therapy, an emerging field of medicine utilizing light-activated drugs in the treatment of disease;

B. QLT has offered to the Employee, and the Employee has accepted, employment with QLT as Senior Vice President and Chief Financial Officer.

C. QLT and the Employee wish to enter into this Agreement to set out the terms and conditions of the Employee's employment with QLT.

D. Employment is subject to the Employee obtaining and maintaining permission of Canada Immigration to work in Canada in this position. QLT will reimburse the Employee for the costs associated with obtaining employment and permanent resident status.

     NOW THEREFORE in consideration of $10.00, the promises made by each party to the other as set out in this Agreement and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge and agree, QLT and the Employee agree as follows:

1.       POSITION AND DUTIES

1.1 POSITION - QLT will employ the Employee in the position Senior Vice President and Chief Financial Officer and the Employee agrees to be employed by QLT in this position, subject to the terms and conditions of this Agreement.

1.2 DUTIES, REPORTING AND EFFORTS - In the performance of his/her duties as Senior Vice President and Chief Financial Officer, Executive Offices and, the Employee shall, in accordance with his/her Accountability Statement, as may be amended from time to time:


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                                                                   EXHIBIT 10.78


1.2  (a) OVERALL RESPONSIBILITIES:

     i)   For building financial resources and financial infrastructure, and
     ii) For building positive relationships with the financial analyst community, and
     iii) For leading several departments including Finance, Information Technology, Building Operations, Legal Affairs, and Investor Relations.

(a) EXECUTIVE OFFICES - Personally undertake and/or delegate all senior administrative responsibilities pertaining to all above areas of responsibility at QLT, in accordance with policies established from time to time by the President of the Company (the "PRESIDENT") and by the Board of Directors of the Company (the "BOARD").

(b)  REPORT - Report, as and when required, to the President.

(c) BEST EFFORTS - Use his/her best efforts, industry and knowledge to improve and increase QLT's business and to ensure that QLT is at all times in compliance with applicable provincial, state, federal and other governing statutes, policies and regulations pertaining to QLT business, and in particular, project planning and management at QLT.

(d) WORKING DAY - Devote the whole of his/her working day attention and energies to the business and affairs of QLT.

2.       COMPENSATION

         All sums are in Canadian Dollars unless otherwise stated.

2.1 ANNUAL COMPENSATION - In return for his/her services under this Agreement, the Company agrees to pay or otherwise provide the following total annual compensation to the Employee:

     (a) BASE SALARY - A base salary in the amount of $240,000.00 (U.S.) in 24 equal installments payable semi-monthly in arrears, subject to periodic reviews at the discretion of the President and the Board.

     (b) BENEFIT PLANS - Coverage for the Employee and his/her eligible dependents under any employee benefit plans provided by/through QLT to its employees, subject to:

          I.   Each plan's terms for eligibility,
          II. The Employee taking the necessary steps to ensure effective enrollment or registration under each plan, and
          III. Customary deductions of employee contributions for the premiums of each plan.

         As at the date of this Agreement, the employee benefit plans provided by/through QLT to its employees include life insurance, accidental death and dismemberment insurance, dependent life insurance, vision-care insurance, health insurance, dental insurance and short and long term disability insurance. QLT and the Employee agree that the employee benefit plans provided by/through QLT to its employees may change from time to time.

     (c) EXPENSE REIMBURSEMENT - Reimbursement, in accordance with the Company's Policy and Procedures Manual (as amended from time to time), of all reasonable business related promotion, entertainment and/or travel expenses incurred by the Employee, subject to him/her maintaining proper accounts and providing documentation for these expenses upon request.

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                                                                   EXHIBIT 10.78

     (d) VACATION - Four weeks of paid vacation per year, as may be increased from time to time in accordance with QLT's standard vacation policy. As per the Company's Policy and Procedures Manual (as amended from time to time), unless agreed to in writing by the Company:

          I. All vacation must be taken within one year of the year in which it is earned by the Employee, and
          II.  Vacation entitlement shall not be cumulative from year to year.

     (e) RRSP CONTRIBUTIONS - Provided the conditions set out below have been satisfied, in January or February of the year following the year in which the income is earned by the Employee (the "INCOME YEAR"), QLT shall make a contribution of up to 7% of the Employee's annual base salary for the Income Year to the Employee's Registered Retired Savings Plan ("RRSP"). The contribution to the Employee's RRSP as set out above is subject the following conditions:

          I. The maximum contribution to be made by the Company to the Employee's RRSP is 50% of the annual limit for Registered Retirement Savings Plans as established by Revenue Canada for the Income Year,

          II. The Employee must have contributed an equal amount into his/her RRSP, and

          III. The Employee is still actively employed by the Company when the matching contribution would otherwise be made.

     (f) CASH INCENTIVE COMPENSATION PLAN - Participation in the Cash Incentive Compensation Plan offered by QLT to its senior executives in accordance with the terms of such Plan, as amended from time to time by the Board. The amount of the payment granted, if any, is at the discretion of the Executive Compensation Committee of the Board.

     (g) STOCK OPTION PLAN - Participation in any stock option plan offered by QLT to its employees, in accordance with the terms of the plan in effect at the time of the stock option offer(s).

2.2 ADDITIONAL COMPENSATION - The Company and the Employee agree to the terms of relocation assistance, relocation repayment, and relocation assistance upon termination by the Company as set out in SCHEDULE A to this Agreement. In return for the Employee's services under this Agreement, the Company also agrees to pay or otherwise provide additional special compensation to the Employee as more particularly set out in SCHEDULE 2.2 to this agreement.

3.       RESIGNATION

3.1 RESIGNATION - The Employee may resign from his/her employment with QLT by giving QLT 60 days prior written notice (the "RESIGNATION NOTICE") of the effective date of his/her resignation. On receiving a Resignation Notice, QLT may elect to provide the following payments in lieu of notice to the Employee and require him/her to leave the premises forthwith:

     (a) BASE SALARY - Base salary owing to the Employee for the 60-day notice period.

     (b) BENEFITS - Except as set out below in this subparagraph 3.1(b), for the 60-day notice period, all employee benefit plan coverage enjoyed by the Employee and his/her eligible dependents prior to the date of his/her Resignation Notice. The Employee acknowledges and agrees that pension and short and long term disability plans provided through the Company will not be continued beyond the last day that the Employee works at the Company's premises (the "LAST ACTIVE DAY").

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                                                                   EXHIBIT 10.78


     (c) EXPENSE REIMBURSEMENT - Reimbursement (in accordance with the Company's Policy and Procedures Manual, as amended from time to time) of all reasonable business related promotion, entertainment and/or travel expenses incurred by the Employee prior to his/her Last Active Day, subject to the expense reimbursement provisions set out in subparagraph 2.1(c).

     (d) VACATION PAY - Payment in respect of accrued but unpaid vacation pay owing to the Employee as at the expiry of the 60-day notice period.

     (e) PRORATED RRSP CONTRIBUTION - A prorated contribution to the Employee's RRSP, the pro-ration to be with respect to the portion of the current calendar year worked by the Employee, up to and including the 60-day notice period, and the contribution to be subject to the conditions set out in subparagraph 2.1(e), except condition III.

3.2 OTHERS - In the event of resignation of the Employee as set out in paragraph 3.1, the parties agree:

     (a) NO BONUS - The Employee will have no entitlement to participate in the Company's Cash Incentive Compensation Plan for the year in which he resigns his/her employment with QLT; and

     (b) STOCK OPTION PLAN - The Employee's participation in any stock option plan offered by QLT to its employees shall be in accordance with the terms of the plan in effect at the time of the stock option offer(s) to the Employee.

4.       RETIREMENT

4.1 RETIREMENT - Effective the date of retirement (as defined in the Company' Policy and Procedures Manual, as amended from time to time) of The Employee from active employment with the Company, the parties agree that:

     (a) THIS AGREEMENT - Subject to the provisions of paragraph 10.6, both parties' rights and obligations under this Agreement will terminate without further notice or action by either party.

     (b) STOCK OPTIONS - The Employee's participation in any stock option plan offered by QLT to its employees shall be in accordance with the terms of the plan in effect at the time of the stock option offer(s) to the Employee.

5.       TERMINATION

5.1 TERMINATION FOR CAUSE - QLT reserves the right to terminate the Employee's employment at any time for any reason. Should the Employee be terminated for cause, he/she will not be entitled to any advance notice of termination or pay in lieu thereof.

     DEFINTION OF CAUSE- Termination by QLT of your employment for "Cause" shall mean termination (a) upon the willful and continued failure by you to substantially perform your duties with QLT in accordance with the terms of this Employment Agreement (other than any such failure resulting from your incapacity due to physical or mental illness), (for purposes of this section, no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you without good faith and without reasonable belief that your action was in the best interest of QLT) (b) fraud, and c) violation of QLT's harassment policy as outlined in the QLT Employee Policy and Procedures Manual., notwithstanding the foregoing, you shall not be terminated for Cause unless and until a copy of a resolution duly adopted by the unanimous affirmation vote of the entire membership of the Compensation Committee of the Board of Directors at a meeting of the Compensation Committee of the Board has taken place.

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                                                                   EXHIBIT 10.78


5.2 TERMINATION OTHER THAN FOR CAUSE - QLT reserves the right to terminate the Employee's employment at any time without reason. However, if QLT terminates the Employee's employment for:

     (a)  Any reason other than for cause, or

     (b) Any reason not covered by a separate Change in Control Letter Agreement dated of even date between QLT and the Employee,

     then, except in the case of the Employee becoming completely disabled (which is provided for in paragraph 5.8) and subject to the provisions set forth below, the Employee shall be entitled to receive notice, pay and/or benefits (or any combination of notice, pay and/or benefits) as more particularly set out in paragraph 5.3.

5.3 SEVERANCE NOTICE AND PAY - In the event QLT terminates the Employee's employment as set out in paragraph 5.2, the Employee shall be entitled to:

     (a) NOTICE - Advance written notice of termination ("SEVERANCE NOTICE"), or pay in lieu thereof ("SEVERANCE PAY"), or any combination of Severance Notice and Severance Pay, as more particularly set out below:

          I. A minimum of twelve months' Severance Notice, or Severance Pay in lieu thereof, in the first year of employment and

          II. One additional month's Severance Notice, or Severance Pay in lieu thereof, for each complete year of continuous employment with the Company,

         up to a maximum of twenty four months' Severance Notice, or Severance Pay in lieu of Severance Notice. The Employee acknowledges and agrees that Severance Pay is in respect of base salary only and will be made on a bi-weekly or monthly basis, at the Company's discretion.

     (b) BENEFITS - Except as set out below, for 30 days after the Employee's Last Active Day, all employee benefit plan coverage enjoyed by the Employee and his/her dependents prior to the date of termination. Thereafter, and in lieu of employee benefit plan coverage, The Employee shall receive compensation ("BENEFITS COMPENSATION") in the amount of 10% of his/her base salary for the balance of his/her Severance Notice period. The Employee acknowledges and agrees that pension and short and long term disability plans provided through the Company will not be continued beyond the Employee's Last Active Day.

     (c) OUT PLACEMENT COUNSELING - In the event QLT terminates the Employee's employment as set out in paragraph 5.2, in the year following termination, QLT will pay to an out placement counseling service (to be agreed to by the Employee and QLT) a maximum of Cdn$5,000 for assistance rendered to the Employee in seeking alternative employment.

     (d) OTHER COMPENSATION - In the event QLT terminates the Employee's employment as set out in paragraph 5.2, the parties further agree as follows:

          I. The Company will reimburse (in accordance with the Company's Policy and Procedures Manual, as amended from time to time) the Employee for all reasonable business related promotion, entertainment and/or travel expenses incurred by the Employee prior to the date of

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                                                                   EXHIBIT 10.78


               termination, subject to the expense reimbursement provisions set out in subparagraph 2.1(c).

          II. The Company will make a payment to the Employee in respect of his/her accrued but unpaid vacation pay to the date of termination.

          III. The Company will make a prorated contribution to the Employee's RRSP, the pro-ration to be with respect to the portion of the current calendar year worked by the Employee and the contribution to be subject to the conditions set out in subparagraph 2.1(e), except condition III.

          IV. The Company will make a prorated payment to the Employee in respect of his/her entitlement to participate in the Company's Cash Incentive Compensation Plan, the pro-ration to be with respect to the portion of the current calendar year worked by the Employee and the entitlement to be at the maximum level the Employee would have otherwise been eligible to receive in the current calendar year.

          V. The Employee's participation in any stock option plan offered by QLT to its employees shall be in accordance with the terms of the plan in effect at the time of the stock option offer(s) to the Employee.

5.4 ACKNOWLEDGEMENT - The Employee acknowledges and agrees that in the event QLT terminates the Employee's employment as set out in paragraph 5.2, in providing:

     (a)  The Severance Notice or Severance Pay, or any combination thereof;
     (b)  The Benefits Compensation;
     (c) Out placement counseling service as more particularly set out in subparagraph 5.3(c); and
     (d)  The other compensation set out in subparagraph 5.3(d);

     the Company shall have no further obligations, statutory or otherwise, to the Employee in respect of this Agreement and the Employee's employment under this Agreement.

5.5      DUTY TO MITIGATE

     (a) DUTY TO MITIGATE - The Employee acknowledges and agrees that if his/her employment is terminated as set out in paragraph 5.2, his/her entitlement to Severance Pay, Benefits Compensation and other compensation as set out in paragraph 5.3 is subject to his/her duty to mitigate such payments by looking for and accepting suitable alternative employment or contract(s) for services.

     (b) NOTICE - If the Employee obtains new employment or contract(s) for services of four weeks or longer, the Employee agrees that he/she will notify QLT of this fact in writing (the "NEW EMPLOYMENT NOTICE") within five working days of such an occurrence and in this event the following provisions apply:

          I. The Employee acknowledges and agrees that his/her entitlement to Severance Pay and Benefits Compensation will cease as of the date on which his/her new employment or contract for services commences.

          II. Within 10 working days of receipt of the New Employment Notice from the Employee, QLT agrees that it will pay the Employee a lump sum amount equivalent to 50% of the Severance Pay and Benefits Compensation as set out in paragraph 5.3 otherwise owing to the Employee for the balance of the Severance Notice period.

5.6 FUNDAMENTAL BREACH - The Employee acknowledges and agrees that failure by him/her to provide the

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                                                                   EXHIBIT 10.78


     New Employment Notice to QLT within five working days as set out in paragraph 5.5, or him/her providing employment or contract(s) for services to a company which is in direct competition with QLT in breach of paragraph 8.1, will be deemed to be a fundamental breach of this Agreement and QLT's obligations to pay Severance Pay, Benefits Compensation and other compensation as set out in paragraph 5.3 shall cease immediately.

5.7 NO DUPLICATION - In the event that the Severance Pay provisions of this Agreement and the payment provisions of the Change in Control Agreement are both applicable, the Employee agrees that he/she will give written notice to the Company with respect to which agreement he/she wishes to be paid out under and that he/she is not entitled to severance pay under both agreements.

5.8       TERMINATION DUE TO INABILITY TO ACT

     (a) TERMINATION - QLT may immediately terminate this Agreement by giving written notice to the Employee if he/she becomes completely disabled (defined below) to the extent that he/she cannot perform his/her duties under this Agreement either:

          I.   For a period exceeding six consecutive months, or

          II. For a period of 180 days (not necessarily consecutive) occurring during any period of 365 consecutive days,

          and no other reasonable accommodation can be reached between QLT and the Employee. Notwithstanding the foregoing, QLT agrees that it will not terminate the Employee pursuant to this provision unless and until the Employee has been accepted by the insurer for ongoing long-term disability payments or, alternatively, has been ruled definitively ineligible for such payments.

     (b) PAYMENTS - In the event of termination of the Employee's employment with the Company pursuant to the provisions of this paragraph 5.8, the Company agrees to pay to the Employee Severance Pay and Benefits Compensation as set out in paragraph 5.3 and in this situation:

          I. While he/she is completely disabled the Employee shall have no duty to mitigate the payments owing to him/her by looking for and accepting suitable alternative employment or contract(s) for service, and

          II. If the Employee ceases to be completely disabled, then the provisions of paragraphs 5.5 (duty to mitigate and notice of new employment) and 5.3(c) (out placement counseling) shall apply.

     (c)  DEFINITION - The term "completely disabled" as used in this paragraph
          5.8 shall mean the inability of the Employee to perform the essential functions of his/her position under this Agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to keep the Employee from satisfactorily performing any and all essential functions of his/her position for the Company during the foreseeable future.

5.9 DEATH - Except as set out below, effective the date of death (the "DATE OF DEATH") of the Employee, this Agreement and both parties' rights and obligations under this Agreement shall terminate without further notice or action by either party. Within 30 days after the Date of Death (and the automatic concurrent termination of this Agreement), the Company shall pay the following amounts to the Employee's estate:

     (a) BASE SALARY - Base salary owing to The Employee up to his/her Date of Death.

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                                                                   EXHIBIT 10.78


     (b) PAYMENT IN LIEU OF BENEFITS - In lieu of employee benefit coverage for his/her eligible dependents after his/her Date of Death, a payment in the amount of 10% of his/her annual base salary in effect at his/her Date of Death.

     (c) EXPENSE REIMBURSEMENT - Reimbursement (in accordance with the Company's Policy and Procedures Manual, as amended from time to time) of all reasonable business related promotion, entertainment and/or travel expenses incurred by the Employee prior to his/her Date of Death, subject to the expense reimbursement provisions set out in subparagraph 2.1(c).

     (d) VACATION PAY - Payment in respect of accrued but unpaid vacation pay owing to the Employee as at his/her Date of Death.

     (e) RRSP CONTRIBUTION - A prorated contribution to the Employee's RRSP, the pro-ration to be with respect to the portion of the current calendar year worked by the Employee and the contribution to be subject to the conditions set out in subparagraph 2.1(e), except condition III.

     (f) BONUS - A prorated payment to the Employee in respect of his/her entitlement to participate in the Company's Cash Incentive Compensation Plan, the pro-ration to be with respect to the portion of the current calendar year worked by the Employee and the entitlement to be at the maximum level the Employee would have otherwise been eligible to receive in the current calendar year.

     After his/her Date of Death, the Employee's participation and/or entitlement under any stock option plan offered by QLT to its employees shall be in accordance with the terms of the plan in effect at the time of the stock option offer(s) to the Employee.

6.       CONFLICT OF INTEREST

6.1 AVOID CONFLICT OF INTEREST - Except as set out below, during the term of his/her employment with QLT, the Employee agrees to conduct himself/herself at all times so as to avoid any real or apparent conflict of interest with the activities, policies, operations and interests of QLT. To avoid improper appearances, the Employee agrees that he/she will not accept any financial compensation of any kind, nor any special discount, loan or favour from persons, corporations or organizations having dealings or potential dealings with QLT, either as a customer or a supplier or a co-venturer. The Company and the Employee acknowledge and agree that from time to time the President may consent in writing to activities by the Employee which might otherwise appear to be a real or apparent conflict of interest.

6.2 NO FINANCIAL ADVANTAGE - During the term of his/her employment with QLT, the Employee agrees that neither he/she nor any members of his/her immediate family will take financial advantage of or benefit financially from information that is obtained in the course of his/her employment related duties and responsibilities unless the information is generally available to the public.

6.3 COMPLY WITH POLICIES - During the term of his/her employment with QLT, the Employee agrees to comply with all written policies issued by QLT dealing with conflicts of interest.

6.4 BREACH EQUALS CAUSE - The Employee acknowledges and agrees that breach by him/her of the provisions of this Section 6 shall be cause for immediate termination by the Company of his/her employment with the Company.

7.       CONFIDENTIALITY

7.1 INFORMATION HELD IN TRUST - The Employee acknowledges and agrees that all business and trade secrets, confidential information and knowledge which the Employee acquires during his/her

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                                                                   EXHIBIT 10.78


     employment with QLT relating to the business and affairs of QLT or to technology, systems, programs, ideas, products or services which have been or are being developed or utilized by QLT, or in which QLT is or may become interested (collectively, "CONFIDENTIAL INFORMATION"), shall for all purposes and at all times, both during the term of the Employee's employment with the Company and at all times thereafter, be held by the Employee in trust for the exclusive benefit of the Company.

7.2 NON DISCLOSURE - The Employee acknowledges and agrees that both during the term of his/her employment with QLT and at all times thereafter, without the express or implied consent of QLT, the Employee will not:

     (a) DISCLOSE - Disclose to any company, firm or person, other than QLT and its directors and officers, any of the private affairs of QLT or any Confidential Information of QLT; or

     (b) USE - Use any Confidential Information that he may acquire with respect to QLT's affairs for his/her own purposes or for any purposes, other than those of the Company.

7.3      INTELLECTUAL PROPERTY RIGHTS

     (a) DISCLOSE INVENTIONS - The Employee agrees to promptly disclose to QLT any and all ideas, developments, designs, articles, inventions, improvements, discoveries, machines, appliances, processes, methods, products or the like (collectively, "INVENTIONS") that the Employee may invent, conceive, create, design, develop, prepare, author, produce or reduce to practice, either solely or jointly with others, in the course of his/her employment with the Company.

     (b) INVENTIONS ARE QLT PROPERTY - All Inventions and all other work of the Employee in the course of his/her employment with the Company shall at all times and for all purposes be the property of QLT for QLT to use, alter, vary, adapt and exploit as it shall see fit, and shall be acquired or held by the Employee in a fiduciary capacity solely for the benefit of QLT.

     (c)  ADDITIONAL REQUIREMENTS - The Employee agrees to:

          I. Treat all information with respect to Inventions as Confidential Information.
          II. Keep complete and accurate records of Inventions, which records shall be the property of QLT and copies of which records shall be maintained at the premises of QLT.
          III. Execute all assignments and other documents required to assign and transfer to QLT (or such other persons as QLT may direct) all right, title and interest in and to the Inventions and all other work of the Employee in the course of his/her employment with the Company, and all writings, drawings, diagrams, photographs, pictures, plans, manuals, software and other materials, goodwill and ideas relating thereto, including, but not limited to, all rights to acquire in the name of QLT or its nominee(s) patents, registration of copyrights, design patents and registrations, trade marks and other forms of protection that may be available.
          IV. Execute all documents and do all acts reasonably requested by QLT to give effect to this provision.

7.4 RECORDS - The Employee agrees that all records or copies of records concerning QLT's activities, business interests or investigations made or received by him/her during his/her employment with QLT are and shall remain the property of QLT. He/she further agrees to keep such records or copies in the custody of QLT and subject to its control, and to surrender the same at the termination of his/her employment or at any time during his/her employment at QLT's request.

7.5 NO USE OF FORMER EMPLOYER'S MATERIALS - The Employee certifies that he/she has not brought to QLT and will not use while performing his/her employment duties for QLT any materials or documents of any

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                                                                   EXHIBIT 10.78


     former employer which are not generally available to the public, except if the right to use the materials or documents has been duly licensed to QLT by the former employer.

8.       POST-EMPLOYMENT RESTRICTIONS

8.1 NON-COMPETE - The Employee agrees that, without the prior written consent of QLT, for a period of two years following termination of his/her employment with the Company for any reason (by resignation or otherwise), as measured from his/her Last Active Day, the Employee shall not:

     (a) PARTICIPATE IN A COMPETITIVE BUSINESS - Directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be a director or an employee of, or a consultant to, any business, firm or corporation that, as a part of conducting its business, is in any way competitive with QLT with respect to:

          I. The development and/or commercialization and/or marketing of light-activated pharmaceutical products for photodynamic therapy in the treatment of cancer, opthalmic, auto-immune and cardiovascular disease, or
          II. If the core technology base of the Company diversifies beyond photodynamic therapy, the development and/or commercialization and/or marketing of pharmaceutical products that are based on a significantly similar technology platform and are used in the treatment of substantially the same medical indications as products which have become a significant component of the Company's core business, anywhere in Canada, the United States or Europe.

     (b) SOLICIT ON BEHALF OF A COMPETITIVE BUSINESS - Directly or indirectly call upon or solicit any QLT employee or QLT customer or known prospective customer of QLT on behalf of any business, firm or corporation that, as part of conducting its business, is in any way competitive with QLT with respect to:

          I. The development and/or commercialization and/or marketing of light-activated pharmaceutical products for photodynamic therapy in the treatment of cancer, opthalmic, auto-immune and cardiovascular disease, or
          II. If the core technology base of the Company diversifies beyond photodynamic therapy, the development and/or commercialization and/or marketing of pharmaceutical products that are based on a significantly similar technology platform and are used in the treatment of substantially the same medical indications as products which have become a significant component of the Company's core business, anywhere in Canada, the United States or Europe.

     (c) SOLICIT EMPLOYEES - Directly or indirectly solicit any individual to leave QLT's employment for any reason or interfere in any other manner with the employment relationship existing between QLT and its current or prospective employees.

     (d) SOLICIT CUSTOMERS - Directly or indirectly induce or attempt to induce any customer, supplier, distributor, licensee or other business relation of QLT to cease doing business with QLT or in any way interfere with the existing business relationship between any such customer, supplier, distributor, licensee or other business relation and QLT.

8.2 MINORITY SHARE INTERESTS ALLOWED - The parties agree that nothing contained in paragraph 8.1 is intended to prohibit the Employee from owning any minority interest in any company where stock or

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

                                                                   EXHIBIT 10.78


     shares are traded publicly.

9.       REMEDIES

9.1  IRREPARABLE DAMAGE - The Employee acknowledges and agrees that:

     (a) BREACH - Any breach of any provision of this Agreement could cause irreparable damage to QLT; and

     (b) CONSEQUENCES OF BREACH - In the event of a breach of any provision of this Agreement by him/her, QLT shall have, in addition to any and all other remedies at law or in equity, the right to an injunction, specific performance or other equitable relief to prevent any violation by him/her of any of the provisions of this Agreement including, without limitation, the provisions of Sections 7 and 8.

9.2 INJUNCTION - In the event of any dispute under Sections 7 and/or 8, the Employee agrees that QLT shall be entitled, without showing actual damages, to a temporary or permanent injunction restraining his/her conduct, pending a determination of such dispute and that no bond or other security shall be required from QLT in connection therewith.

9.3 ADDITIONAL REMEDIES - The Employee acknowledges and agrees that the remedies of QLT specified in this Agreement are in addition to, and not in substitution for, any other rights and remedies of QLT at law or in equity and that all such rights and remedies are cumulative and not alternative or exclusive of any other rights or remedies and that QLT may have recourse to any one or more of its available rights and remedies as it shall see fit.

10.      GENERAL MATTERS

10.1 TAX WITHHELD - The parties acknowledge and agree that all payments to be made by the Company to the Employee under this Agreement will be subject to the Company's withholding of applicable withholding taxes.

10.2 INDEPENDENT LEGAL ADVICE - The Employee acknowledges that he/she has obtained or had the opportunity to obtain independent legal advice with respect to this Agreement and all of its terms and conditions.

10.3 BINDING AGREEMENT - The parties agree that this Agreement shall enure to the benefit of and be binding upon each of them and their respective heirs, executors, successors and assigns.

10.4 GOVERNING LAW - The parties agree that this Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable to this Agreement. All disputes arising under this Agreement will be referred to the Courts of the Province of British Columbia, which will have exclusive jurisdiction, unless there is mutual agreement to the contrary.

10.5 NOTICE - The parties agree that any notice or other communication required to be given under this Agreement shall be in writing and shall be delivered personally or by facsimile transmission to the addresses set forth on page 1 of this Agreement to the attention of the following persons:

     (a)  IF TO THE COMPANY - Attention: President, Fax No. (604) 875-0001,

         WITH A COPY TO:

                                                                   EXHIBIT 10.78


         Farris, Vaughn, Wills & Murphy
         Barristers & Solicitors
         26th Floor, 700 West Georgia Street
         Vancouver, British Columbia
         V7Y 1B3
         Attention:  R. Hector MacKay-Dunn
         Fax No.:   (604) 661-1730

     (b)  IF TO THE EMPLOYEE - Fax No. ___________;

     or to such other addresses and persons as may from time to time be notified in writing by the parties. Any notice delivered personally shall be deemed to have been given and received at the time of delivery. Any notice delivered by facsimile transmission shall be deemed to have been given and received on the next business day following the date of transmission.

10.6 SURVIVAL OF TERMS

     (a) EMPLOYEE'S OBLIGATIONS - The Employee acknowledges and agrees that his/her representations, warranties, covenants, agreements, obligations and liabilities under any and all of Sections 7, 8 and 10 of this Agreement shall survive any termination of this Agreement.

     (b) COMPANY'S OBLIGATIONS - The Company acknowledges and agrees that its representations, warranties, covenants, agreements, obligations and liabilities under any and all of Sections 3, 4, 5 and 10 of this Agreement shall survive any termination of this Agreement.

     (c) WITHOUT PREJUDICE - Any termination of this Agreement shall be without prejudice to any rights and obligations of the parties arising or existing up to the effective date of such expiration or termination, or any remedies of the parties with respect thereto.

10.7 WAIVER - The parties agree that any waiver of any breach or default under this Agreement shall only be effective if in writing signed by the party against whom the waiver is sought to be enforced, and no waiver shall be implied by indulgence, delay or other act, omission or conduct. Any waiver shall only apply to the specific matter waived and only in the specific instance in which it is waived.

10.8 ENTIRE AGREEMENT - The parties agree that the provisions contained in this Agreement, The Employee's Change in Control Letter Agreement and any Stock Option Agreements between the Company and the Employee constitute the entire agreement between QLT and the Employee with respect to the subject matters hereof, and supersede all previous communications, understandings and agreements (whether verbal or written) between QLT and the Employee regarding the subject matters hereof. To the extent that there is any conflict between the provisions of this Agreement, the Employee's Change in Control Letter Agreement and any Stock Option Agreements between the Company and the Employee, the following provisions shall apply:

     (a) CHANGE IN CONTROL - If the conflict is with respect to an event, entitlement or obligation in the case of a Change in Control of the Company (as defined in the Change in Control Letter Agreement), the provisions of the Change in Control Letter Agreement will govern (unless the parties otherwise mutually agree).

     (b) STOCK OPTIONS - If the conflict is with respect to an entitlement or obligation with respect to stock options of the Company, the provisions of the Stock Option Agreements will govern (unless the parties otherwise mutually agree).

                                                                   EXHIBIT 10.78


      (c) OTHER - In the event of any other conflict, the provisions of this Agreement will govern (unless the parties otherwise mutually agree).

10.9 SEVERABILITY OF PROVISIONS - If any provision of this Agreement as applied to either party or to any circumstance is adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law):

      (a) The application of that provision under circumstances different from those adjudicated by the court;

      (b)  The application of any other provision of this Agreement; or

      (c)  The enforceability or invalidity of this Agreement as a whole.

      If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then the provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if the provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement will continue in full force and effect.

10.10 CAPTIONS - The parties agree that the captions appearing in this Agreement have been inserted for reference and as a matter of convenience and in no way define, limit or enlarge the scope or meaning of this Agreement or any provision.

10.11 AMENDMENTS - Any amendment to this Agreement shall only be effective if the amendment is in writing and is signed by the Company and the Employee.



     IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first written above.


QLT INC.


BY:  ______________________________                 ____________________________
     LINDA LUPINI                                   MICHAEL J. DOTY         DATE
     VICE PRESIDENT, HUMAN RESOURCES
     & ADMINISTRATION

                                                                   EXHIBIT 10.78








                                  SCHEDULE "A"

                              RELOCATION ASSISTANCE


CERTAIN PAYMENTS MADE TO THE EMPLOYEE UNDER SCHEDULE "A" WILL BE TAXABLE BENEFITS. THESE PAYMENTS WILL BE GROSSED UP TO MAKE WHOLE ANY TAXABLE BENEFITS THE EMPLOYEE RECEIVES UNDER SCHEDULE "A" AND THE EMPLOYEE WILL BE PROVIDED WITH A CHEQUE FOR THIS AMOUNT AT THE END OF THE TAXATION YEAR (MARCH) IN WHICH THE EXPENSE WAS INCURRED.


1. Return air fares to Vancouver (tickets provided by QLT) for the Employee and the Employee's spouse to find suitable accommodation together with hotel and rental of an economy car for a period of 3-4 days.

2. Six (6) months of interim accommodation upon arrival in Vancouver to a maximum of $3,000.00 per month. QLT will assist in locating this accommodation, if necessary. As required under the Income Tax Act, these payments must be used to provide for temporary accommodation while the Employee is waiting to occupy the Employee's new permanent residence, otherwise, they will be subject to the same required statutory withholdings in Canada as base salary.

3. Reimbursement of real estate commission fees and reasonable legal expenses relating to the sale of the Employee's existing home within two years from the Employee's Commencement Date. These payments will be subject to the same required statutory withholdings in Canada as base salary.

4. Reimbursement for reasonable legal expenses on the Employee's purchase of a home in Greater Vancouver within two years from the Employee's Commencement Date and subject to a maximum reimbursement of $2,000.00.

5. Reimbursement of the B.C. Property Purchase Tax paid on the Employee's residence.

6. Moving costs for household possessions, including two (2) automobiles, and excluding bulky items of low value. QLT will assign a corporate moving company.

7. Moving expenses incurred as a result of moving from the Employee's interim accommodations to the Employee's permanent residence in the Greater Vancouver area, to a maximum of $2,000.00. QLT will assign a corporate moving company.

8. Reimbursement for the rental of an economy car for a one-month period if necessary.

                                                                   EXHIBIT 10.78


9. One-way air fares for the Employee and the Employee's immediate family from the Employee's present location to Vancouver at the time of the move (or return air fare for the Employee if the Employee relocates to Vancouver prior to the Employee's family).

10. Accountable allowance: Reimbursement of up to $10,000.00 to cover other reasonable expenses associated with the Employee's move. The attached list "Other Allowable Expenses" outlines those moving-related expenses which Revenue Canada allows us to reimburse the Employee for without incurring a taxable benefit. Supporting receipts will be required.

11. Non-accountable allowance: As part of the Employee's relocation, the Employee will likely incur a number of incidental expenses which may not appear on the attached list (eg. cleaning costs). QLT will reimburse the Employee for these costs up to $650.00 on a tax-free basis in line with Revenue Canada's accepted policy for non-accountable allowances (this is in addition to the accountable allowance noted above). Note that we do not require the Employee to supply supporting receipts for this reimbursement, however, the Employee will be required to provide us with a memo certifying that the Employee incurred at least this much in incidental costs. Any additional reimbursement the Employee receive for "incidentals" that are not on the attached list will be considered a taxable benefit.

POTENTIAL REPAYMENT OF RELOCATION ASSISTANCE. In the event of a termination of employment by the Employee pursuant to Section 5.2 within twenty-four (24) months from the Commencement Date, the Employee shall be required to reimburse the Company for a portion of the financial assistance provided by the Company under this Schedule "A". The amount of the repayment shall be computed by prorating the amount of the financial assistance by the time remaining in the twenty-four (24) month period. Such amount shall be payable to the Company within one hundred and twenty (120) days of the termination of this Agreement.

RELOCATION ASSISTANCE UPON TERMINATION BY THE COMPANY. In the event of a termination by the Company, other than for just cause, within twenty-four (24) months from the Commencement Date, the Company shall provide financial assistance for the Employee to relocate to another location in North America for purposes of new employment. The amount of such financial assistance shall be computed in accordance with this Schedule "A", but in no event shall the amount payable exceed the amount payable under Schedule "A". In addition, the assistance will only be provided by the Company in the event that the relocation by the Employee occurs within six (6) months from the date of termination of employment by QLT.

                                                                   EXHIBIT 10.78



                                  SCHEDULE 2.2

                             ADDITIONAL COMPENSATION



1. A home relocation loan of $100,000.00 (U.S.) payable to you upon purchase of a home in Greater Vancouver within two years from your Commencement Date. The loan will be non-interest bearing and forgivable over a 3-year period with 33% forgivable each year of continuous employment from the date of the loan. There are certain taxable benefit implications associated with non-interest bearing, forgivable home relocation loans. The loan will be secured by a mortgage granted by you to QLT. In the event that your employment is terminated (for any reason) prior to the end of the 3-year period, the outstanding balance of the loan will revert to an interest-bearing loan due the earlier of the end of the 3-year period or the date of the sale of the house. The loan will convert to interest bearing at the commercial rate for mortgage loans of the same duration.

2. QLT will make a recommendation to the Board of Directors, at the next scheduled Board meeting, to approve the option for the Employee to purchase 40,000 common shares of QLT. The options will have a five-year term from the date of grant and will vest monthly over three years. The exercise price of these signing options will be determined by the closing price on the Toronto Stock Exchange on the day prior to granting.

3. QLT will pay the Employee tax differential payments on a monthly basis based on 25% of the Employee's base salary for the Employee's first year of employment, 20% for the Employee's second year, 15% for the Employee's third year, and 10% for the Employee's fourth year, ending after forty-eight (48) months of employment. These payments will be subject to the same required statutory withholdings in Canada as base salary.